As filed with the Securities and Exchange Commission on December 15, 2005
                         Commission File No. 333-128584
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------
                               AMENDMENT NO. 1 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ADMIRALTY HOLDING COMPANY
                         (formerly Ruby Mining Company)

                 (Name of small business issuer in its charter)

     Colorado                            1000                  83-0214117
--------------------------  ----------------------------  ---------------------
(State or jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
     Organization)          Classification Code Number)   Identification Number)


                             3318 Highway 5, No. 504
                        Douglasville, Georgia 30135-2308
                                 (404) 348-4728

  ----------------------------------------------------------------------------
             (Address and telephone number of registrant's principal
               executive offices and principal place of business)

     Murray D. Bradley, Jr., Secretary-Treasurer and Chief Financial Officer
                             3318 Highway 5, No. 504
                        Douglasville, Georgia 30135-2308
                                 (404) 348-4728
 -------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                             ----------------------

                                   Copies to:

                           Steven A. Cunningham, Esq.
                           Steven A. Cunningham, P.C.
                        11660 Alpharetta Hwy., Suite 155
                             Roswell, Georgia 30076
                            Telephone: (770) 442-2364

Item 27.  Exhibits

Exhibit No.    Description

2.1 Plan and Agreement of Share Exchange dated as of March 2, 2001, by and among Admiralty
        Corporation, Ruby Mining Company, and
        U.S. Energy Corp. *

2.2     First Amendment to Plan and Agreement of Share Exchange                *

2.3     Second Amendment to Plan and Agreement of Share Exchange               *

2.4     Third Amendment to Plan and Agreement of Share Exchange                *

2.5     Stock Purchase Agreement between Ruby Mining Company
        and Nova Marine Exploration, Inc.                                      *

3.1     Articles of Incorporation                                              *

3.2(1)  Amendment to Articles of Incorporation                                 *


3.2(2)  Amended Articles of Incorporation relating
        to corporate name change
        and increased capitalization                                         ***


3.3     Bylaws                                                                 *

4.1     Specimen Common Stock Certificate                                      *

5.1     Opinion of Steven A. Cunningham, P.C.                                 **

10.1    Securities Purchase Agreement between
        Ruby Mining Company and AJW Partners, LLC,
        AJW Offshore, Ltd., AJW Qualified Partners, LLC, and
        New Millennium Capital Partners, LLP (the "Purchasers")                *

10.2    Secured Convertible Note with each of the Purchasers                   *

10.3    Callable Stock Purchase Warrant with each of the Purchasers            *

10.4    Security Agreement with the Purchasers                                 *

10.5    Intellectual Property Security Agreement with the Purchasers           *

10.6    Guaranty and Pledge Agreement with the Purchasers                      *

10.7    Registration Rights Agreement with the Purchasers                      *

10.8    Five Year Warrant No. WO61104-5 Issued to
        Murray D. Bradley, Jr.                                                 *


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

10.9    Five Year Warrant No. WO61104-4 Issued to James W. Larsen              *

10.10   2002 Stock Option Plan                                                 *

10.11   Financial Advisory Agreement between
        Ruby Mining Company and Laidlaw & Company (UK) Ltd.                    *

10.12   Joint Venture Agreement between Ruby Mining Company
        and Corazon & Corazon                                                  *

10.13   Enterprise Venture Agreement among  Ruby Mining Company,
        Nova Marine Explorations, Inc. and John Doering                        *

10.14   Consulting Agreement between Ruby Mining Company
        and Diversified Financial Relations Consultants, LLC                   *


10.15   License Agreements from the Government of Jamaica to
        Admiralty Corporation (i.e., the Pedro Bank Permit)                   **


21.1    Subsidiaries of Registrant                                             *


23.1    Consent of Cherry, Bekaert & Holland, L.L.P.                          **

------------------------
* Incorporated by reference from the SB-2 Registration Statement filed by the Company on September 26, 2005.


** Incorporated by reference from the SB-2 Registration Statement filed by the Company on November 22, 2005.

***    Filed herewith.



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SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, in Atlanta, State of Georgia, this 15th day of December, 2005.


RUBY MINING COMPANY


By:/s/ G.. Howard Collingwood
-------------------------------
G. Howard Collingwood
Its: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated..

Signature                                     Title                     Date

/s/ G. Howard Collingwood
-------------------------------
G. Howard Collingwood              Chairman, CEO and President            December 15, 2005


/s/ Murray D. Bradley, Jr.
-------------------------------

Murray D. Bradley, Jr.             CFO, Senior Vice President,            December 15, 2005
                                   Secretary, Treasurer and a Director























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